Exhibit 10.1

SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT OF ROBERT J. BITTERMAN

This SECOND Amendment to the Employment Agreement of Robert J. Bitterman (the “Amendment”) is entered into this 17th day of February, 2026, by and between Robert J. Bitterman (“Executive”) and Phio Pharmaceuticals Corp., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Company and Executive have entered into certain Employment Agreement dated February 20, 2023, as amended by that certain First Amendment to the Employment Agreement dated March 25, 2025 (together, as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Executive Agreement”); and

WHEREAS, the Company and Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.	Amendment to Section 5(b). Section 5(b) of the Executive Employment Agreement is hereby made by replacing Section 5(b) in its entirety, with the following:

(b) Annual Incentive Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an annual bonus at the date of the annual review cycle (the “Annual Incentive Bonus”) in an amount equal to fifty percent (50%) of his then current Base Salary based on the attainment by the Executive of performance goals (the “Performance Goals”) as established annually by the Board (or a committee thereof) in its, and subject to the terms and conditions established by the Board in its discretion. The Annual Incentive Bonus earned, if any, shall be payable as a lump-sum payment made no later than March 15 of the calendar year following the calendar year for which the Annual Incentive Bonus is earned and shall be subject to the Executive remaining employed with the Company on the date of payment except as otherwise provided under Section 10.

2.	Amendment to Section 10(c). Section 10(c) of the Executive Agreement is hereby amended by replacing Section 10(c) in its entirety with the following:

(c) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability or other than for reasons specified in Section 10(b), then in addition to the Accrued Benefits, the Executive shall receive (i) continued Base Salary, for the twelve (12) months from date of separation (the “Severance Period”) (ii) any earned but unpaid Annual Incentive Bonus for completed fiscal years and (iii) if, and only if, such termination as described in this Section 10(c) occurs within one (1) year following a Change in Control (as defined in the 2020 LTIP) and during the Term, all outstanding equity awards held by the Executive as of such termination and not then exercisable shall immediately become exercisable in full.

3.

Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. The Executive Agreement and this Amendment set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

The parties have executed this Second Amendment to the Employment Agreement of Robert J. Bitterman on the day and year first written above.

PHIO PHARMACEUTICALS CORP.

/s/ David Deming

Name: David Deming

Title: Lead Independent Director, Phio Pharmaceuticals Corp.

EXECUTIVE

/s/ Robert J. Bitterman

Robert J. Bitterman